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                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE



                      TELEX COMMUNICATIONS, INC. ANNOUNCES
                  RAYMOND V. MALPOCHER AS NEW PRESIDENT AND CEO

MINNEAPOLIS, Minnesota, April 16, 2003 - Telex Communications, Inc. announced today the appointment of Raymond V. Malpocher as President and Chief Executive Officer to succeed Ned Jackson who is retiring.

Edgar S. Woolard, Jr., Chairman of the Board of Directors of Telex, said, "During his tenure with Telex, Ned Jackson made outstanding progress improving our operations and introducing a new family of products. We greatly appreciate his many contributions." Regarding the appointment of Malpocher, Woolard said, "We are excited that Mr. Malpocher has decided to join Telex. He has broad operating experience implementing world-class processes. Together with his strong management beliefs and practices, we are confident he will build on our solid foundation and provide the necessary leadership to continue the Company's journey to excellence."

Mr. Malpocher was most recently with Teleflex Corporation as Group President of its Marine/Industrial Division. Prior to that, from 1995 to 1998, he was Group Vice President with the Qualitrol Division of the Danaher Corporation. From 1981 to 1995 he held executive roles in Lapp Insulator Company, a part of Eagle Industries.

Telex is a leader in the design, manufacture and marketing of sophisticated audio and wireless communications equipment for commercial, professional and industrial customers. Telex provides high value-added communications products designed to meet the specific needs of customers in the commercial, professional and industrial markets, and, to a lesser extent, in the retail consumer electronics market.

Contact:


Kathleen A. Curran
Vice President, Human Resources
12000 Portland Avenue South
Burnsville, MN  55337

Tel: (952)-887-5552
E-mail:  kathy.curran@telex.com